Exhibit 11

        STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS


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                                                                   Three Months Ended
                                                                       December 31,

Net income per share was computed as follows:                        1993        1992

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Primary:
1) Income before extraordinary item and cumulative
    effect of a change in accounting principle                   $2,558,634    $2,067,073
   Extraordinary item                                                             967,000
   Cumulative effect of a change in accounting principle          3,059,000
   Net income                                                    $5,617,634    $3,034,073

2) Weighted average shares outstanding                            6,638,798     6,777,011
3) Incremental shares under stock options
    computed under the treasury stock method
    using the average market price of
    issuer's stock during the periods                               166,033       184,652
4) Weighted average shares and common
    equivalent shares outstanding                                 6,798,831     6,961,663
5) Weighted average shares outstanding
    which were used for calculation                               6,638,798(A)  6,777,011(A)
6) Income per share before extraordinary item
    (item 1 divided by item 5) and cumulative effect                  $0.39         $0.31
    of a change in accounting principle
   Extraordinary item per share                                                      0.14
   Cumulative effect of  a change in accounting principle per share    0.46
   Net income per share                                               $0.85         $0.45

Fully Diluted:
1) Unadjusted income before extraordinary item and
    cumulative effect of a change in accounting principle        $2,558,634    $2,067,073
2) Interest on convertible subordinated
    debentures, net of tax effect                                   268,525       268,525
3) Adjusted income before extraordinary item and
    cumulative effect of a change in accounting principle        $2,827,159    $2,335,598
   Extraordinary item                                                             967,000
   Cumulative effect of a change in accounting principle          3,059,000
   Adjusted net income                                           $5,886,159    $3,302,598
4) Weighted average shares outstanding                            6,638,798     6,777,011

5) Incremental shares under stock options
    computed under the treasury stock method
    using the higher of the average or ending
    market price of issuer's stock at the end
    of the periods                                                  173,272       224,428
6) Incremental shares relating to
    convertible subordinated debentures                           1,183,042     1,183,481
7) Weighted average shares and common
    equivalent shares outstanding                                 7,995,112     8,184,920

8) Income per share before extraordinary item (item 3
    divided by item 7) and cumulative effect of a change
    in accounting principle                                           $0.36         $0.29
   Extraordinary item per share                                                      0.11
   Cumulative effect of change in accounting principle                 0.38
   Net income per share                                               $0.74         $0.40


(A) Dilutive effect of common equivalent shares not included since dilution is less than 3%.

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